Exhibit 99.1

FOR IMMEDIATE RELEASE

SABRA REPORTS THIRD QUARTER 2022 RESULTS; PROVIDES BUSINESS UPDATE

IRVINE, CA, November 7, 2022 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced its results of operations for the third quarter of 2022. In addition, the Company provided a business update.

THIRD QUARTER 2022 RESULTS AND RECENT EVENTS
•Results per diluted common share for the third quarter of 2022 were as follows:
•Net Loss: $(0.22)
•FFO: $0.28
•Normalized FFO: $0.36
•AFFO: $0.34
•Normalized AFFO: $0.35
•EBITDARM Coverage Summary:
•Skilled Nursing/Transitional Care:
◦1.83x (pro forma for North American transition, Avamere lease amendment)
◦1.60x (pro forma for North American transition, Avamere lease amendment, and excluding Provider Relief Funds)
•Senior Housing - Leased: 1.13x
•Behavioral Health: 1.72x
•Specialty Hospitals & Other: 7.30x
•As detailed in a separate press release, Sabra announced that it will transition the 24-property portfolio previously leased to North American Health Care, Inc. (“North American”) to two of Sabra’s existing tenants, The Ensign Group (“Ensign”) and the Avamere Family of Companies (“Avamere”), for a combined initial annual rent of $34.5 million.
•During the third quarter of 2022, we acquired two senior housing managed communities, including one through our proprietary development pipeline, for $71.7 million with an estimated blended stabilized cash yield of 7.2%.
•During the third quarter of 2022, we generated $23.1 million of gross proceeds from the disposition of three facilities. As previously disclosed, we continue to make progress on additional dispositions that are expected to generate gross proceeds of over $200 million. The sales under contract are expected to close by December 31, 2022, subject to customary closing and diligence conditions.
•Our Net Debt to Adjusted EBITDA ratio was 5.50x as of September 30, 2022, and we expect to reduce leverage closer to our 5.0x long-term leverage target by the end of the year with proceeds from our disposition activity described above. We remain committed to maintaining a strong balance sheet and strengthening our portfolio without accessing the capital markets.
•On November 7, 2022, our Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock. The dividend will be paid on November 30, 2022 to common stockholders of record as of the close of business on November 17, 2022.

BUSINESS UPDATE
Expanding Relationship with Ensign and Avamere
As detailed in a separate press release, Sabra announced that it will transition the 24-property portfolio previously leased to North American to two of Sabra’s existing tenants, Ensign and Avamere, for a combined initial annual rent of $34.5 million. As a result, Ensign will become one of Sabra’s largest relationships, representing approximately 8% of Annualized Cash NOI, while Avamere will remain one of Sabra’s largest relationships, also accounting for roughly 8% of Annualized Cash NOI. Sabra believes this transaction represents a unique opportunity to improve the long-term value of this high-quality real estate portfolio, noting the enhanced credit profile that supports its rental income, highlighted by Ensign’s corporate guaranty and $5 billion of equity market capitalization. The transition of these facilities to Ensign operating companies and Avamere is expected to be completed by February 1, 2023 and remains subject to the completion of certain regulatory approvals and other closing conditions. Sabra expects to recognize a total of $14.7 million in revenue from these facilities during the fourth quarter through the end of the transition period, which approximates the rent Sabra would have received during this timeframe under the previous leases with North American.

Commenting on the third quarter’s results, Rick Matros, CEO and Chair, said, “The transition of the North American portfolio should enhance the durability of Sabra’s earnings stream going forward. We appreciate the extension of the Public Health Emergency as the health care industry continues to navigate the challenging operating environment. Although the recovery in both the skilled and senior housing asset classes has been slower than we all would have preferred, we are heartened by the continued, albeit slow, improvement in the labor market which has been a major barrier to a quicker recovery. The asset sales we previously disclosed are proceeding as expected and we continue to receive interest in acquiring additional skilled nursing assets. We plan on continuing this strategy which will further diversify our asset classes and fund our ongoing investment activity.”
LIQUIDITY
As of September 30, 2022, we had approximately $887.7 million of liquidity, consisting of unrestricted cash and cash equivalents of $26.3 million and available borrowings of $861.4 million under our revolving credit facility. As of September 30, 2022, we also had $475.0 million available under the ATM Program.
CONFERENCE CALL AND COMPANY INFORMATION
A conference call with a simultaneous webcast to discuss the 2022 third quarter results will be held on Tuesday, November 8, 2022 at 10:00 am Pacific Time. The webcast URL is https://edge.media-server.com/mmc/p/eyzpt5x9. To participate via telephone, please register in advance at https://register.vevent.com/register/BId527bdd7b5cd4bd685268d3255d6aed6 to receive a unique PIN needed to access the call. The dial-in number is (844) 543-0451. A digital replay of the call will be available on the Company’s website at www.sabrahealth.com. The Company’s supplemental information package for the third quarter will also be available on the Company’s website in the “Investors” section.
ABOUT SABRA
As of September 30, 2022, Sabra’s investment portfolio included 407 real estate properties held for investment (consisting of (i) 270 Skilled Nursing/Transitional Care facilities, (ii) 52 Senior Housing communities (“Senior Housing - Leased”), (iii) 54 Senior Housing communities operated by third-party property managers pursuant to property management agreements (“Senior Housing - Managed”), (iv) 16 Behavioral Health facilities and (v) 15 Specialty Hospitals and Other facilities), one asset held for sale, one investment in a sales-type lease, 15 investments in loans receivable (consisting of two mortgage loans and 13 other loans), seven preferred equity investments and two investments in unconsolidated joint ventures. As of September 30, 2022, Sabra’s real estate properties held for investment included 41,053 beds/units, spread across the United States and Canada.

FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our expectations regarding our recent and pending investments and dispositions; our pending transition of the North American portfolio and our expectations regarding the related impact on our earnings stream; our expectations regarding growth in our relationships with Ensign and Avamere and the resulting impact on the long-term value of the 24 properties to be transitioned to Ensign and Avamere; our expectations regarding our leverage ratio; and our other expectations regarding our future financial position, results of operations, cash flows, liquidity, business strategy, growth opportunities, potential investments and dispositions, and plans and objectives for future operations and capital raising activity.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: epidemic diseases, pandemics or other contagious diseases, including the ongoing impact of COVID-19, and measures intended to prevent their spread, and the related impact on our tenants, operators and Senior Housing - Managed communities; operational risks with respect to our Senior Housing - Managed communities; competitive conditions in our industry; the loss of key management personnel; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; potential impairment charges and adjustments related to the accounting of our assets; the potential variability of our reported rental and related revenues as a result of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs; risks associated with our investment in our unconsolidated joint ventures; catastrophic weather and other natural or man-made disasters, the effects of climate change on our properties and a failure to implement sustainable and energy-efficient measures; increased operating costs for our tenants and operators, due to labor market challenges and macroeconomic factors such as inflation; increased healthcare regulation and enforcement; our tenants’ dependency on reimbursement from governmental and other third-party payor programs; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the impact of required regulatory approvals of transfers of healthcare properties; environmental compliance costs and liabilities associated with real estate properties we own; our tenants’ or operators’ failure to adhere to applicable privacy and data security laws, or a material breach of our or our tenants’ or operators’ information technology; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; adverse changes in our credit ratings; our ability to make dividend distributions at expected levels; our ability to raise capital through equity and debt financings; changes in foreign currency exchange rates and other risks associated with our ownership of property outside the U.S.; the relatively illiquid nature of real estate investments; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; changes in tax laws and regulations affecting REITs; the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities; and the exclusive forum provisions in our bylaws.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
TENANT, OPERATOR AND BORROWER INFORMATION
This release includes information regarding certain of our tenants that lease properties from us and our operators and borrowers, most of which are not subject to SEC reporting requirements. The information related to our tenants, operators and borrowers that is provided in this release has been provided by, or derived from information provided by, such tenants, operators and borrowers. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.
NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Net Debt to Adjusted EBITDA, net operating income (“NOI”), Cash NOI, Annualized Cash NOI, funds from operations (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share and Normalized AFFO per diluted common share. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included on the Investors section of our website at https://ir.sabrahealth.com/investors/financials/quarterly-results.

CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Rental and related revenues (1)	$84,214	$85,367	$297,268	$309,533
Interest and other income	8,940	3,405	28,585	9,377
Resident fees and services	47,610	39,819	133,973	114,978

Total revenues	140,764	128,591	459,826	433,888

Expenses:
Depreciation and amortization	47,427	45,046	137,855	133,912
Interest	27,071	24,243	77,573	72,956
Triple-net portfolio operating expenses	5,120	5,075	14,983	15,210
Senior housing - managed portfolio operating expenses	36,705	30,761	103,835	88,607
General and administrative	9,676	8,683	28,721	26,432
(Recovery of) provision for loan losses and other reserves	(217)	(26)	(12)	1,890
Impairment of real estate	60,857	495	72,602	495

Total expenses	186,639	114,277	435,557	339,502

Other income (expense):
Loss on extinguishment of debt	(140)	(913)	(411)	(1,760)
Other income (expense)	994	277	(1,101)	386
Net (loss) gain on sales of real estate	(80)	655	(4,581)	(1,784)

Total other income (expense)	774	19	(6,093)	(3,158)

(Loss) income before loss from unconsolidated joint ventures and income tax expense	(45,101)	14,333	18,176	91,228

Loss from unconsolidated joint ventures	(4,384)	(4,018)	(9,715)	(178,817)
Income tax expense	(579)	(92)	(1,118)	(1,314)

Net (loss) income	$(50,064)	$10,223	$7,343	$(88,903)

Net (loss) income, per:

Basic common share	$(0.22)	$0.05	$0.03	$(0.41)

Diluted common share	$(0.22)	$0.05	$0.03	$(0.41)

Weighted-average number of common shares outstanding, basic	230,982,227	220,865,518	230,936,032	216,227,221

Weighted-average number of common shares outstanding, diluted	230,982,227	222,063,910	231,779,750	216,227,221

(1)    See page 6 for additional details regarding Rental and related revenues.

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME - SUPPLEMENTAL INFORMATION
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash rental income	$92,966	$101,496	$288,532	$305,480
Straight-line rental income	2,006	3,391	7,042	11,114
Straight-line rental income receivable write-offs	(16,606)	(25,213)	(17,068)	(25,213)
Above/below market lease amortization	1,569	1,081	4,730	3,985
Above/below market lease intangible write-offs	—	—	326	—
Operating expense recoveries	4,279	4,612	13,706	14,167

Rental and related revenues	$84,214	$85,367	$297,268	$309,533

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2022	December 31, 2021
Assets
Real estate investments, net of accumulated depreciation of $882,755 and $831,324 as of September 30, 2022 and December 31, 2021, respectively	$5,018,903	$5,162,884
Loans receivable and other investments, net	390,275	399,086
Investment in unconsolidated joint ventures	207,616	96,680
Cash and cash equivalents	26,289	111,996
Restricted cash	4,859	3,890
Lease intangible assets, net	48,299	54,063
Accounts receivable, prepaid expenses and other assets, net	148,674	138,108
Total assets	$5,844,915	$5,966,707

Liabilities
Secured debt, net	$49,706	$66,663
Revolving credit facility	138,551	—
Term loans, net	524,457	594,246
Senior unsecured notes, net	1,734,228	1,733,566
Accounts payable and accrued liabilities	145,217	142,989
Lease intangible liabilities, net	44,023	49,713
Total liabilities	2,636,182	2,587,177

Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 230,976,606 and 230,398,655 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	2,310	2,304
Additional paid-in capital	4,484,769	4,482,451
Cumulative distributions in excess of net income	(1,296,868)	(1,095,204)
Accumulated other comprehensive income (loss)	18,522	(10,021)
Total equity	3,208,733	3,379,530
Total liabilities and equity	$5,844,915	$5,966,707

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$7,343	$(88,903)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	137,855	133,912
Non-cash rental and related revenues	4,970	10,113
Non-cash interest income	(1,683)	(1,444)
Non-cash interest expense	8,300	5,389
Stock-based compensation expense	5,367	6,987
Loss on extinguishment of debt	411	1,760
(Recovery of) provision for loan losses and other reserves	(12)	1,890
Net loss on sales of real estate	4,581	1,784
Impairment of real estate	72,602	495
Other-than-temporary impairment of unconsolidated joint venture	—	164,126
Loss from unconsolidated joint ventures	9,715	14,691
Other non-cash items	2,167	—
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other assets, net	(5,631)	13,062
Accounts payable and accrued liabilities	2,161	(5,403)
Net cash provided by operating activities	248,146	258,459
Cash flows from investing activities:
Acquisition of real estate	(83,985)	(62,116)
Origination and fundings of loans receivable	(4,500)	—
Origination and fundings of preferred equity investments	(5,813)	(4,153)
Additions to real estate	(33,809)	(29,278)
Escrow deposits for potential investments	(836)	—
Repayments of loans receivable	4,885	2,432
Repayments of preferred equity investments	4,173	683
Investment in unconsolidated joint venture	(128,019)	—
Net proceeds from the sales of real estate	62,816	15,066
Net cash used in investing activities	(185,088)	(77,366)
Cash flows from financing activities:
Net borrowings from revolving credit facility	147,353	—
Proceeds from issuance of senior unsecured notes	—	791,520
Principal payments on term loans	(63,750)	(455,000)
Principal payments on secured debt	(17,030)	(2,185)
Payments of deferred financing costs	(6)	(7,444)
Payment of contingent consideration	(2,500)	—
Issuance of common stock, net	(4,394)	172,188
Dividends paid on common stock	(207,861)	(194,311)
Net cash (used in) provided by financing activities	(148,188)	304,768
Net (decrease) increase in cash, cash equivalents and restricted cash	(85,130)	485,861
Effect of foreign currency translation on cash, cash equivalents and restricted cash	392	34
Cash, cash equivalents and restricted cash, beginning of period	115,886	65,523
Cash, cash equivalents and restricted cash, end of period	$31,148	$551,418
Supplemental disclosure of cash flow information:
Interest paid	$68,778	$66,051
Supplemental disclosure of non-cash investing activities:
Decrease in loans receivable and other investments due to acquisition of real estate	$14,311	$—

SABRA HEALTH CARE REIT, INC.
FUNDS FROM OPERATIONS (FFO), NORMALIZED FFO,
ADJUSTED FUNDS FROM OPERATIONS (AFFO) AND NORMALIZED AFFO
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net (loss) income	$(50,064)	$10,223	$7,343	$(88,903)
Add:
Depreciation and amortization of real estate assets	47,427	45,046	137,855	133,912
Depreciation, amortization and impairment of real estate assets related to unconsolidated joint ventures	6,090	4,806	15,856	16,529
Net loss (gain) on sales of real estate	80	(655)	4,581	1,784
Net loss (gain) on sales of real estate related to unconsolidated joint ventures	—	15	(220)	30
Impairment of real estate	60,857	495	72,602	495
Other-than-temporary impairment of unconsolidated joint ventures	—	—	—	164,126
FFO	$64,390	$59,930	$238,017	$227,973
Write-offs of cash and straight-line rental income receivable and lease intangibles	16,370	24,326	15,831	22,054
Lease termination income	—	—	(2,338)	—
Loss on extinguishment of debt	140	913	411	1,760
(Recovery of) provision for credit and loan losses and other reserves	(217)	(26)	(12)	1,890
Support payments paid to joint venture manager (1)	2,254	—	5,880	2,450
Other normalizing items (2)	(65)	148	2,586	852
Normalized FFO	$82,872	$85,291	$260,375	$256,979
FFO	$64,390	$59,930	$238,017	$227,973
Stock-based compensation expense	2,117	2,428	5,367	6,987
Non-cash rental and related revenues	13,031	20,740	4,970	10,113
Non-cash interest income	(589)	(530)	(1,683)	(1,444)
Non-cash interest expense	2,798	1,744	8,300	5,389
Non-cash portion of loss on extinguishment of debt	140	913	411	1,760
(Recovery of) provision for loan losses and other reserves	(217)	(26)	(12)	1,890
Other adjustments related to unconsolidated joint ventures	(2,378)	(150)	(4,056)	(1,364)
Other adjustments	36	(213)	2,430	320
AFFO	$79,328	$84,836	$253,744	$251,624
Cash portion of lease termination income	—	—	(2,338)	—
Write-off of cash rental income	—	—	71	—
Support payments paid to joint venture manager (1)	2,254	—	5,880	2,450
Other normalizing items (2)	(80)	405	250	963
Normalized AFFO	$81,502	$85,241	$257,607	$255,037
Amounts per diluted common share:
Net income (loss)	$(0.22)	$0.05	$0.03	$(0.41)
FFO	$0.28	$0.27	$1.03	$1.05
Normalized FFO	$0.36	$0.38	$1.12	$1.18
AFFO	$0.34	$0.38	$1.09	$1.15
Normalized AFFO	$0.35	$0.38	$1.11	$1.17
Weighted average number of common shares outstanding, diluted:
Net income (loss)	230,982,227	222,063,910	231,779,750	216,227,221
FFO and Normalized FFO	231,993,295	222,063,910	231,779,750	217,385,804
AFFO and Normalized AFFO	232,858,600	222,542,049	232,810,528	217,906,904
(1)    Funding for support payments did not require capital contributions from Sabra but rather were funded with proceeds received by our unconsolidated joint venture with Enlivant from TPG for the issuance of senior preferred interests for each of the three and nine months ended September 30, 2022 and with cash on hand at the joint venture for the nine months ended September 30, 2021.
(2)    FFO and AFFO for each of the three and nine months ended September 30, 2022 and 2021 includes $1.0 and $1.2 million, respectively, earned during the period related to legacy Care Capital Properties, Inc. investments. FFO for the nine months ended September 30, 2022, includes $2.2 million of foreign currency transaction loss related to our Canadian borrowings. In addition, other normalizing items for FFO and AFFO include triple-net operating expenses, net of recoveries.

REPORTING DEFINITIONS
Adjusted EBITDA*
Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding the impact of merger-related costs, stock-based compensation expense under the Company’s long-term equity award program, and loan loss reserves. Adjusted EBITDA is an important non-GAAP supplemental measure of operating performance.

Annualized Cash Net Operating Income (“Annualized Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Annualized Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Annualized Cash NOI as Annualized Revenues less operating expenses and non-cash revenues and expenses. Annualized Cash NOI excludes all other financial statement amounts included in net income.

Annualized Revenues
The annual contractual rental revenues under leases and interest and other income generated by the Company’s loans receivable and other investments based on amounts invested and applicable terms as of the end of the period presented. Annualized Revenues do not include tenant recoveries or additional rents and are adjusted to (i) reflect actual payments received related to the twelve months ended at the end of the respective period for leases no longer accounted for on an accrual basis, (ii) exclude residual rents due to Sabra from prior asset sales under the Company’s 2017 memorandum of understanding with Genesis and (iii) reflect the reduction in Avamere’s annual base rent to $30.7 million effective February 1, 2022.

Behavioral Health
Includes behavioral hospitals that provide inpatient and outpatient care for patients with mental health conditions, chemical dependence or substance addictions and addiction treatment centers that provide treatment services for chemical dependence and substance addictions, which may include inpatient care, outpatient care, medical detoxification, therapy and counseling.

Cash Net Operating Income (“Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Cash NOI as total revenues less operating expenses and non-cash revenues and expenses. Cash NOI excludes all other financial statement amounts included in net income.

EBITDARM
Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. EBITDARM has limitations as an analytical tool. EBITDARM does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDARM does not represent a property’s net income or cash flows from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which may vary by operator/tenant and operating structure, and as a supplemental measure of the ability of the Company’s operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.

EBITDARM Coverage
Represents the ratio of EBITDARM to cash rent for owned facilities (excluding Senior Housing - Managed communities) for the period presented. EBITDARM Coverage is a supplemental measure of a property’s ability to generate cash flows for the operator/tenant (not the Company) to meet the operator’s/tenant’s related cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. EBITDARM Coverage includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Funds From Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company also believes that funds from operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“Nareit”), and adjusted funds from operations, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of the Company’s operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies

REPORTING DEFINITIONS
that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, Nareit created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions and the Company’s share of gains or losses from real estate dispositions related to its unconsolidated joint ventures, plus real estate depreciation and amortization, net of amounts related to noncontrolling interests, plus the Company’s share of depreciation and amortization related to its unconsolidated joint ventures, and real estate impairment charges of both consolidated and unconsolidated entities when the impairment is directly attributable to decreases in the value of the depreciable real estate held by the entity. AFFO is defined as FFO excluding merger and acquisition costs, stock-based compensation expense, non-cash rental and related revenues, non-cash interest income, non-cash interest expense, non-cash portion of loss on extinguishment of debt, provision for loan losses and other reserves, non-cash lease termination income and deferred income taxes, as well as other non-cash revenue and expense items (including ineffectiveness gain/loss on derivative instruments, and non-cash revenue and expense amounts related to noncontrolling interests) and the Company’s share of non-cash adjustments related to its unconsolidated joint ventures. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company’s operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define AFFO differently than the Company does.

Grant Income
Grant income consists of funds specifically paid to communities in our Senior Housing - Managed portfolio from state or federal governments related to the pandemic and were incremental to the amounts that would have otherwise been received for providing care to residents.

Net Debt*
The principal balances of the Company’s revolving credit facility, term loans, senior unsecured notes, and secured indebtedness as reported in the Company’s consolidated financial statements, net of cash and cash equivalents as reported in the Company’s consolidated financial statements.

Net Debt to Adjusted EBITDA*
Net Debt to Adjusted EBITDA is calculated as Net Debt divided by Annualized Adjusted EBITDA, which is Adjusted EBITDA, as adjusted for annualizing adjustments that give effect to the acquisitions and dispositions completed during the respective period as though such acquisitions and dispositions were completed as of the beginning of the period presented.

Net Operating Income (“NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines NOI as total revenues less operating expenses. NOI excludes all other financial statement amounts included in net income.

Normalized FFO and Normalized AFFO*
Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by

REPORTING DEFINITIONS
GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.

Occupancy Percentage
Occupancy Percentage represents the facilities’ average operating occupancy for the period indicated. The percentages are calculated by dividing the actual census from the period presented by the available beds/units for the same period. Occupancy includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

REVPOR
REVPOR represents the average revenues generated per occupied unit per month at Senior Housing - Managed communities for the period indicated. It is calculated as resident fees and services revenues, excluding Grant Income, divided by average monthly occupied unit days. REVPOR includes only Stabilized Facilities.

Senior Housing
Senior Housing communities include independent living, assisted living, continuing care retirement and memory care communities.

Senior Housing - Managed
Senior Housing communities operated by third-party property managers pursuant to property management agreements.

Skilled Mix
Skilled Mix is defined as the total Medicare and non-Medicaid managed care patient revenue at Skilled Nursing/Transitional Care facilities divided by the total revenues at Skilled Nursing/Transitional Care facilities for the period indicated. Skilled Mix includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Skilled Nursing/Transitional Care
Skilled Nursing/Transitional Care facilities include skilled nursing, transitional care, multi-license designation and mental health facilities.

Specialty Hospitals and Other
Includes acute care, long-term acute care and rehabilitation hospitals, facilities that provide residential services, which may include assistance with activities of daily living, and other facilities not classified as Skilled Nursing/Transitional Care, Senior Housing or Behavioral Health.

Stabilized Facility
At the time of acquisition, the Company classifies each facility as either stabilized or non-stabilized. In addition, the Company may classify a facility as non-stabilized after acquisition. Circumstances that could result in a facility being classified as non-stabilized include newly completed developments, facilities undergoing major renovations or additions, facilities being repositioned or transitioned to new operators, and significant transitions within the tenants’ business model. Such facilities are typically reclassified to stabilized upon the earlier of maintaining consistent occupancy (85% for Skilled Nursing/Transitional Care facilities and 90% for Senior Housing communities) or 24 months after the date of classification as non-stabilized. Stabilized Facilities exclude (i) facilities held for sale, (ii) strategic disposition candidates, (iii) facilities being transitioned to a new operator, (iv) facilities being transitioned from being leased by the Company to being operated by the Company and (v) leased facilities acquired during the three months preceding the period presented.

*Non-GAAP Financial Measures
Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found at https://ir.sabrahealth.com/investors/financials/quarterly-results.